Exhibit (d)(b)(19)(ii)

AMENDMENT NO. 2

TO THE

SUBADVISORY AGREEMENT

(MFS® Value Portfolio)

This Amendment No. 2 to the Subadvisory Agreement (the “Agreement”) dated August 4, 2017, by and between Massachusetts Financial Services Company (the “Subadviser”) and Brighthouse Investment Advisers, LLC (the “Manager”) with respect to the MFS® Value Portfolio (the “Portfolio”), a series of Brighthouse Funds Trust II, is entered into effective the 1st day of January, 2023.

WHEREAS the Agreement provides for the Subadviser to provide certain investment advisory services to the Manager, for which the Subadviser is to receive agreed upon fees; and

WHEREAS the Manager and the Subadviser desire to make certain changes to the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Manager and the Subadviser hereby agree that the Agreement is amended as follows:

1.	CHANGE TO COMPENSATION OF SUBADVISER

Pursuant to paragraph 11 of the Agreement, the compensation of the Subadviser referenced in Paragraph 7, which contains the schedule of fees, is hereby amended as follows:

Compensation of the Sub-Adviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Manager shall pay the Sub-Adviser compensation at the annual rate of 0.300% of the first $500 million of the average daily net assets of the Portfolio, 0.250% of the next $500 million of such assets, 0.225% of the next $500 million of such assets, 0.200% of the next $1.5 billion of such assets, and 0.175% on such assets greater than $3 billion. Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Manager is paid by the Portfolio pursuant to the Advisory Agreement.

If the Sub-Adviser shall serve for less than the whole month or another agreed upon interval, the forgoing compensation shall be prorated. The Manager may from time to time waive the compensation it is entitled to receive from the Fund, however, any such waiver will have no effect on the Manager’s obligation to pay the Sub-Adviser the compensation provided for herein.

2.	SUBADVISORY AGREEMENT

In all other respects, the Agreement is confirmed and remains in full force and effect.

3.	EFFECTIVE DATE

This Amendment shall be effective as of January 1, 2023.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the 14th day of December, 2022.

BRIGHTHOUSE INVESTMENT ADVISERS, LLC

By:	/s/ Kristi Slavin
Kristi Slavin
Title:	President

MASSACHUSETTS FINANCIAL SERVICES COMPANY

By:	/s/ Carol Geremia
Carol Geremia
Executive Vice President